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                                                                     EXHIBIT 4.5

                                     FORM OF
                             STOCKHOLDERS' AGREEMENT

                                QQLINK.COM, INC.

         THIS STOCKHOLDERS' AGREEMENT ("Agreement") is made and entered into as of the 3rd day of November, 2000, by and among: (i) QQLink.com, Inc., a Delaware corporation (the "Company"); (ii) Ceres Group, Inc., a Delaware corporation ("Ceres"); (iii) the persons and entities listed on the signature pages hereto (collectively, the "Stockholders").

         WHEREAS, Ceres is the owner of record of 40,000,000 shares of Class B common stock, par value $0.001 per share (which Class B common stock and any subsequently authorized Class B common stock is hereinafter referred to as the "Class B Common Stock");

         WHEREAS, upon the consummation of the transactions described in those certain Stock Subscription Agreements, of even date herewith, executed by each of the Stockholders and the Company (collectively, the "Subscription Agreements"), the Stockholders shall become the owners of record of the number of shares of Class A common stock, par value $0.001 per share (which Class A common stock and any subsequently authorized Class A common stock is hereinafter referred to as the "Class A Common Stock") set forth opposite their respective names on EXHIBIT A;

         WHEREAS, each of the Stockholders has close contact with confidential information of one or more of the Company that is not readily available to the public;

         WHEREAS, the parties desire to (i) make provision for future dispositions of shares of capital stock of the Company now or hereafter owned by the Stockholders, (ii) make provision for the sale under certain circumstances of the shares of stock of the Company owned by the Stockholders, and (iii) establish certain obligations of the Stockholders with respect to the confidential information and other property of the Company; and

         WHEREAS, the execution and delivery of this Agreement by the Stockholders is a condition precedent to the issuance of their respective shares of Class A Common Stock under their respective Subscription Agreements;

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:



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         1.       Prohibitions on Transfer of Shares.
                  ----------------------------------

                  1.1 Except as otherwise specifically provided in this Agreement, no Stockholder shall sell, exchange, deliver, assign, pledge, mortgage, hypothecate, encumber, make a gift of or otherwise transfer or dispose of any shares of Class A Common Stock or other capital stock of the Company now owned or hereafter acquired (collectively, "Class A Shares") thereby, or any legal, beneficial or other interest therein, whether voluntarily, involuntarily or by operation of law (any of the foregoing events being hereinafter referred to as a "Transfer"). Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 1 shall not apply to any Transfer of Class A Shares by a Stockholder to a trust, family limited partnership or similar entity created by or on behalf of such Stockholder if the primary beneficiaries of such entity are any one or more of such Stockholder, his or her spouse, his or her lineal descendants and their spouses, and any organization described in ss.2055
(a) of the Internal Revenue Code of 1986, as amended, and in accordance with
Section 11.2, this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against such entity. Upon the death of any Stockholder that is an individual, the Class A Shares then owned shall be treated as the Stockholder's personal property and may be Transferred; provided that the transferee agrees to be bound by this Agreement and executes an applicable joinder agreement. In the event of a merger or consolidation with another entity, or a sale of all or substantially all of the assets, or dissolution, liquidation or winding up of a Stockholder that is a corporation, partnership, limited liability company or similar entity, such Stockholder shall be prohibited from Transferring ownership of the Class A Shares to the surviving, consolidated or purchasing entity, and the Class A Shares shall be Transferred to the individual who signed the Subscription Agreement on behalf of such Stockholder.

                  1.2 Any Transfer of Class A Shares that does not comply with the terms and provisions of this Agreement is and shall be void and does not and shall not transfer any right, title or interest in or to said Class A Shares.

         2.       Put Option.
                  ----------

                  2.1 Grant of Put Option. Subject to Section 2.3 of this Agreement, beginning on the second anniversary of the date of this Agreement (the "Effective Date"), until the Put Expiration Date (as defined in Section 2.3 hereof), each Stockholder shall have the right to exchange shares of Class A Common Stock ("Class A Common Stock") owned as of the date of this Agreement for a number of fully paid and nonassessable shares of common stock, par value $0.001 per share, of Ceres ("Ceres Common Stock"), equal to the Exchange Rate (as defined in Section 2.2 hereof) in effect on the Effective Date multiplied by the number of shares of Class A Common Stock owned as of the date of this Agreement (the "Put Option"); provided, however, at least two-thirds (2/3) of the shares of Class A Common Stock owned by the Stockholders on the date hereof are voted in favor of exercising the Put Option. If at least two-thirds (2/3) of the shares of Class A Common Stock owned by the Stockholders on the date hereof are voted in favor of exercising the Put Option, all Stockholders shall be required to exercise the Put Option in accordance with terms and conditions of this Section 2. No fractional shares of Ceres



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Common Stock shall be issued in exchange for shares of Class A Common Stock.
Instead, the number of shares of Ceres Common Stock issuable hereunder shall be rounded up to the nearest whole share. No less than all shares of Class A Common Stock owned by a Stockholder may be exchanged at any time.

                  2.2 Exchange Rate. The "Exchange Rate" means a fraction having a numerator equal to the fair market value of each share of Class A Common Stock on the Effective Date and a denominator equal to the average closing price per share of Ceres Common Stock ("Closing Price") for each trading day during the thirty (30) calendar days immediately preceding the Effective Date.

         For purposes of determining the Exchange Rate, the fair market value of each share of Class A Common Stock shall be determined by an investment banker appointed by the Board of Directors of Ceres, and the Closing Price per share of Ceres Common Stock shall be (i) if Ceres Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Ceres Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if Ceres Common Stock is quoted on the National Association of Securities Dealers Quotations System ("NASDAQ"), or similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of Ceres Common Stock on such system, or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Ceres Common Stock as reported by the National Quotation Bureau, Incorporated, if at least two securities dealers have inserted both bid and asked quotations for Ceres Common Stock on at least five of the ten preceding days.

                  2.3 Term of Put Option. Notwithstanding anything to the contrary contained in Section 2, the Put Option under Section 2.1 shall immediately and automatically terminate following the Put Expiration Date. For purposes of this Section 2, the term "Put Expiration Date" shall mean the earliest to occur of following:

         (i) the day the Company consummates an underwritten initial public offering of its Common Stock and receives gross proceeds from such public offering of at least $15.0 million and a price per share of at least $2.00, as adjusted for any stock splits, recapitalization or reorganizations;

         (ii) the day the Company sustains a change in control resulting from a merger, consolidation or statutory stock exchange with another corporation or entity, or a sale of all or substantially all of its assets or securities;

         (iii) the day Ceres sustains a change in control resulting from a merger, consolidation or statutory stock exchange with another corporation or entity, or a sale of all or substantially all of its assets or securities;



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         (iv) the 30th day following exercise of the Call Option by Ceres pursuant to Section 3 hereof; provided, however, that the Put Option has not been exercised prior thereto; or

         (v)      the 90th  day following the Effective Date.

                  2.4 Exercise of Put Option. In order to exchange shares of Class A Common Stock, the holders of at least two-thirds (2/3) of the shares of Class A Common Stock owned by the Stockholders on the date hereof shall deliver to Ceres, at its principal office: (i) complete and executed exchange certificates in the form attached hereto as Exhibit C (a "Notice of Class A Share Exchange"); and (ii) the certificate or certificates representing the shares of Class A Common Stock being exchanged (collectively referred to as the "Put Notice"). The Put Notice shall be effective and in full force and effect if delivered to the Secretary of Ceres by facsimile transmission at (440) 572-4500 on or after the Effective Date, but prior to the Put Expiration Date; provided, however, that the original Put Notice is delivered to the Secretary of Ceres within three business days thereafter at 17800 Royalton Road, Cleveland, Ohio 44136-5197. The date on which the Put Notice is received shall be deemed to be the date set forth in the Put Notice, and the person or persons entitled to receive shares of Ceres Common Stock issuable upon exchange shall be treated for all purposes as the record holder or holders of such Common Stock as of the such date. If the original Put Notice is not delivered to Ceres within three business days after such date, then the Put Notice shall become null and void as if it were never given and Ceres shall, within five business days thereafter, return to the holder by overnight courier any Put Notice that may have been submitted in connection with such exchange.

                  2.5 Restructuring of Ceres Common Stock. If, at any time prior to the Put Expiration Date, the shares of Ceres Common Stock issuable hereunder upon exchange of shares of Class A Common Stock are changed or converted into the same or a different number of shares of any other class or classes of stock of Ceres, whether by reclassification, subdivision, combination, stock dividend, exchange of shares or otherwise, then holders of shares of Class A Common Stock shall, upon such conversion, be entitled to receive, in lieu of the shares of Ceres Common Stock that the Stockholders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the Stockholders if they had exercised their right of exchange immediately before such change.

                  2.6 Restructuring of Shares of Class A Common Stock. If, at any time prior to the Put Expiration Date, the shares of Class A Common Stock exchangeable hereunder by the Stockholders are changed or converted into the same or a different number of shares of any other class or classes of stock, whether by reclassification, subdivision, combination, stock dividend, exchange of shares or otherwise, then the Stockholders shall be entitled to exchange, in lieu of the shares of Class A Common Stock that such Stockholders would have exchanged but for such change, a number of shares of such other class or classes of stock that would have been subject to exchange by such Stockholders if such Stockholders had exercised their exchange right immediately before such change.




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                  2.7 Transferability of Put Option. Notwithstanding anything to the contrary contained in this Agreement, the Put Option granted pursuant to this Section 2 hereof shall be transferable only to the extent that the corresponding shares of Class A Common Stock are transferable pursuant to this Agreement. To the extent the Put Option is transferred in accordance with the terms and conditions hereof, the recipient of the Put Option shall be deemed a "Stockholder" for purposes of this Agreement.

                  2.8 Restrictions on Shares of Ceres Common Stock. The shares of Ceres Common Stock issuable upon exercise of the Put Option have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws and may not be transferred, sold or otherwise disposed of unless such transfer, sale or disposition is registered or exempt from registration under the Securities Act and applicable state securities laws. The shares of Ceres Common Stock issuable upon exchange of such shares of Class A Common Stock will bear a legend, in a form satisfactory to Ceres, restricting the transfer of such shares. Nothing contained in this Agreement shall require Ceres to register such Ceres Common Stock under the Securities Act or applicable state laws or to continue any such registration that may be in effect on or after the date this Agreement.

                  2.9 Survival. The provisions of this Section 2 shall survive the termination of this Agreement pursuant to Section 9.3(iii) hereof.

         3.       Call Option.
                  -----------

                  3.1 Grant of Call Option. Subject to Section 3.3 of this Agreement, beginning on the Effective Date, until the Call Expiration Date (as defined in Section 3.3 hereof), Ceres shall have the right to purchase all, but not less than all, of the shares of Class A Common Stock owned by the Stockholders as of the date of this Agreement for an amount of cash per share equal to the Purchase Price (as defined in Section 3.2 hereof) in effect on the date of purchase (the "Call Option").

                  3.2 Purchase Price. The "Purchase Price" per share of Class A Common Stock is the fair market value of each share as determined on the Effective Date by an investment banker appointed by the Board of Directors of Ceres.

                  3.3 Term of Call Option. Notwithstanding anything to the contrary contained in this Section 3, the Call Option under Section 3.1 shall immediately and automatically terminate following the Call Expiration Date. For purposes of this Section 3, the term "Call Expiration Date" shall mean the earliest to occur of following:

                             (i) the day upon which the holders of at least two-thirds (2/3) of the shares of Class A Common Stock owned as of the date of this Agreementhave effectively exercised their Put Option in accordance with the terms and conditions of Section 2 of this Agreement;



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                             (ii) the day the Company consummates an
         underwritten initial public offering of its Common Stock and receives gross proceeds from such public offering of at least $15.0 million and a price per share of at least $2.00, as adjusted for any stock splits, recapitalization or reorganizations;

                           (iii) the day the Company sustains a change in control resulting from a merger, consolidation or statutory stock exchange with another corporation or entity, or a sale of all or substantially all of its assets or securities;

                           (iv) the day Ceres sustains a change in control resulting from a merger, consolidation or statutory stock exchange with another corporation or entity, or a sale of all or substantially all of its assets or securities; or

                           (v)  the 90th  day following the Effective Date.

                  3.4 Exercise of Call Option. In order to purchase the shares of Class A Common Stock, Ceres shall deliver to each Stockholder a complete and executed purchase certificate in the form attached hereto as Exhibit D (the "Call Notice"). The Call Notice shall be effective and in full force and effect if sent to the Stockholder on or after the Effective Date, but prior to the Call Expiration Date. The date on which the Call Notice is sent shall be deemed to be the date set forth in the Call Notice (the "Notice Date"). Provided the Stockholders have failed to exercise the Put Option pursuant to Section 2.1 of this Agreement within 30 days of the Notice Date, the Put Option shall terminate pursuant to Section 2.3 (iv) of this Agreement, and Ceres shall thereafter be treated for all purposes as the record holder of the shares of Class A Common Stock as of the Notice Date. As soon a practicable thereafter, Ceres shall deliver a certified official bank check or money order payable to the Stockholder in an amount equal to the aggregate Purchase Price. Within three business days of receipt of the Purchase Price, the Stockholder shall deliver, via national courier service, to Ceres the certificate(s) representing the shares of Class A Common Stock so purchased, duly endorsed by the Stockholder or accompanied by appropriate powers(s) executed by the Stockholder in a form sufficient to transfer title of the shares of Class A Common Stock to Ceres; provided, however, that the failure by a Stockholder to return to Ceres the certificate(s) representing the shares of Class A Common Stock so purchased will not effect Ceres' ownership of such shares if the Purchase Price has been delivered. If such certificate(s) is not returned to Ceres, the Stockholder hereby irrevocably constitutes and appoints any officer of Ceres as his, her or its true and lawful agent and attorney-in-fact to authorize, swear to, file and record in all places an affidavit of lost certificate(s) sufficient to transfer title of the shares to Ceres and such other documents and instruments and to take such other actions as may be necessary or appropriate to carry out this
Section 3.4. The limited power of attorney granted hereby shall be deemed to be coupled with an interest and shall be irrevocable.

                  3.5 Restructuring of Shares of Class A Common Stock. If, at any time prior to the Call Expiration Date, the shares of Class A Common Stock purchasable hereunder by Ceres



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are changed or converted into the same or a different number of shares of any other class or classes of stock, whether by reclassification, subdivision, combination, stock dividend, exchange of shares or otherwise, then Ceres, upon such purchase, shall be entitled to receive, in lieu of the shares of Class A Common Stock that Ceres would have been entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by Ceres if they had exercised their right of purchase immediately before such change.

                  3.6 Survival. The provisions of this Section 3 shall survive the termination of this Agreement pursuant to Section 9.3(iii) hereof.

         4.       Co-Sale Rights.
                  --------------

                  4.1 Drag-Along. In the event that Ceres desires to sell all or any part of the shares of the Class B Common Stock or any other common stock of the Company (the "Ceres Shares") that it owns of record or beneficially in an arm's-length transaction (a "Sale"), it may give notice of its intention to do so to all other Stockholders (a "Sale Notice"). Each Sale Notice shall include:
(i) the number of Ceres Shares of each class of stock to be sold by Ceres in the Sale; (ii) the principal terms of the Sale, including the minimum price at which such Ceres Shares are intended to be sold; (iii) the percentage that such amount of Ceres Shares constitutes with respect to the aggregate amount of outstanding shares of both Class A and Class B Common Stock or any other class of Company stock then outstanding; and (iv) a demand by Ceres (a "Demand") that an equivalent proportion of the Class A Shares held by all Stockholders be sold in the Sale. Each of the Stockholders agrees that, in the event Ceres makes such a Demand, such Stockholder shall accept such Demand, which acceptance shall be irrevocable and shall bind such Stockholder to sell a proportionate amount of his, her or its Class A Shares simultaneously with Ceres and on the same terms and conditions as Ceres shall sell its Ceres Shares in the Sale, which terms and conditions shall not be materially less favorable to such other Stockholders than as set forth in the Sale Notice (without taking into consideration any consulting, non-competition or similar agreement or arrangement that may be offered to Ceres in connection with the sale of its Ceres Shares). The Company and each Stockholder shall take such actions and execute such documents and instruments as shall be necessary or desirable to expeditiously consummate the Sale.

                  4.2 Tag-Along. Except as provided in Section 4.3, Ceres agrees that it shall not sell 10% or more of its Ceres Shares in a Sale without effecting a sale of an equivalent proportion of the Class A Shares of the other Stockholders in the Sale as provided in Section 4.1.

                  4.3 Exceptions. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 4 shall not apply to any sale of Ceres Shares by Ceres if it: (i) causes the Sale to be effected pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to Rule 144 thereunder or any comparable rule then in effect; or
(ii) would continue to own a controlling interest in the Company after selling such Ceres Shares.




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                  4.4 Costs and Expenses. All costs and expenses incurred by
Ceres in connection with the rights of the Stockholders in the event of a Sale as set forth in this Section 4, including without limitation all attorneys' fees, costs and disbursements and any finders' fees or brokerage commissions, together with the reasonable fees and disbursements of all counsel representing Ceres and the Stockholders in connection with the Sale, shall be allocated pro rata among all of the Stockholders, with each Stockholder paying that portion of such costs and expenses that equals the percentage obtained by dividing the amount of gross proceeds received by such Stockholder in the Sale by the total amount of gross proceeds received by all of the Stockholders. The portion of such costs and expenses allocable to each Stockholder that Ceres shall have incurred or paid shall promptly be paid by such Stockholder to Ceres, and all disbursements for such costs and expenses shall be made at or prior to the closing of the Sale.

                  4.5 Waiver of Appraisal Rights. Each Stockholder waives any rights that he, she or it may have, under the laws of the State of Delaware or otherwise, to appraisal of his, her or its Class A Shares as a dissenting stockholder with respect to any Sale and agrees to vote in favor of and otherwise consent to any Sale.

                  4.6 Duration. The provisions of this Section 4 shall remain in full force and effect until this Agreement is terminated pursuant to Section 9.3 and shall not terminate by operation of law, the Transfer of all of the Class B Shares now or hereafter held by Ceres or of all of the Class A Shares, now or hereafter held by any other Stockholder or the occurrence of any other event.

         5.       Confidential Information and Other Property of the Company.
                  ----------------------------------------------------------

                  5.1 Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means all information (in tangible or intangible form) or trade secrets of any type or description belonging to the Company or any of its affiliates that are valuable, proprietary and confidential to it and that are not publicly disclosed or are only disclosed with restrictions. Without limiting the generality of the foregoing, the term "Confidential Information" includes any customer lists, supplier lists, pricing and sales information such as specific product needs of customers, operational methods of the website, specific marketing strategies, future plans of the Company, and all other information revealed to, acquired or created by any Stockholder for as long as he, she or it owns any Class A Shares and for two additional years thereafter (the "Restricted Period") that relates to any of the foregoing.

                  5.2 Agreement Not to Disclose. Each Stockholder acknowledges that during the course of his, her or its relationship with the Company, such Stockholder has or will continue to come in close contact with Confidential Information. Each Stockholder acknowledges that the unauthorized use or disclosure by such Stockholder of any Confidential Information of the Company or any of its affiliates to third parties will cause irreparable damage to it. Accordingly, each Stockholder agrees that, during the Restricted Period, he, she or it shall not copy, publish, disclose, divulge or discuss with any third party nor use for his, her or its own benefit or that of



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others, without prior written consent of the Company except, in the case of an individual Stockholder, as required in the normal course of performing his or her duties as an individually licensed insurance agent authorized to sell life and health insurance policies of the Company and its subsidiaries, except, in the case of a Stockholder that is a corporation, partnership, limited liability company or similar entity, to its employees or independent contractors who have a need to know such information, or except as required by applicable law. Such employees or independent contractors shall be informed by the Stockholder of the confidential nature of the Confidential Information, and the Stockholder shall cause such persons to comply with this Section 5 as if they were parties hereto. The Stockholder shall be responsible for any breach of the terms of this Section 5 by such persons.

                  5.3 Other Property. Each Stockholder agrees that all files, records and other documents, and all copies of the foregoing, utilized by such Stockholder in the course of his, her or its relationship with the Company are the exclusive property of the Company, regardless of who actually acquired, prepared or assembled such files, records and other documents and regardless of whether such files, records and other documents contain any Confidential Information. Each Stockholder agrees that, upon the death, disability or termination of his, her or its relationship with the Company (even if the ownership of Class A Shares continues), the Stockholder shall promptly deliver to the Company all such property and all other tangible property owned by the Company that is then in the possession or control of such Stockholder. Unless and solely to the extent that the Company agrees otherwise in writing, such Stockholder further agrees that he, she or it shall not make or retain any copies or abstracts of any of the foregoing materials and will so represent to the Company upon demand.

                  5.4 Survival. The covenants and agreements made by the Stockholders in this Section 5 shall survive the termination of the Restricted Period and any termination of this Agreement.

         6.       Rights and Remedies upon Breach of Restrictive Covenants.
                  --------------------------------------------------------

                  6.1 Rights and Remedies. Each Stockholder recognizes and acknowledges that the rights and obligations set forth in this Agreement are special, unique and of extraordinary character, that the limitations on such Stockholder's rights as contained in Section 5 are reasonable in scope and duration and that such limitations are reasonably related to the protection of the Confidential Information, property, legitimate business interest and goodwill of the Company. Each Stockholder expressly agrees and understands that, in the event of the breach by such Stockholder of any of the provision of
Section 5 (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity:

                           (a) the right to notify anyone entering, or anyone
                  evidencing an intention to enter, into any agreement or arrangement with the Stockholder that is restricted or prohibited by this Agreement as to the existence and provisions of



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                  this Agreement;

                           (b) the right to obtain immediate injunctive relief,
                  specific performance and/or any other applicable equitable remedy regarding such breach;

                           (c) the right and remedy to require such Stockholder
                  to account for and pay over to the Company all compensation, profits or other benefits derived or received by such Stockholder as a result of such breach; and

                           (d) the right to reimbursement by the Company of all
                  fees (including, without limitation, reasonable attorneys' fees) and expenses actually and reasonably incurred by the Company in enforcing its rights under this Agreement.

                  Each Stockholder agrees that he, she or it shall not raise in any of the foregoing proceedings the defense that the Company has an adequate remedy at law, and hereby waives such defense.

                  6.2 Reformation. If any court of competent jurisdiction determines that any one or more of the Restrictive Covenants, or any part thereof, are unenforceable because of the scope, duration and/or geographical area of the restriction set forth in such provision, then such court or arbitrator shall have the power to reform the provision to be reasonable as to scope, duration and/or geographical area and to enforce the provision as so reformed.

                  6.3 Acknowledgment. Each Stockholder acknowledges that he, she or it: (i) has carefully read and understands all of the terms of this Agreement; (ii) has had ample opportunity to ask questions of the Company concerning the terms of this Agreement, which questions have been answered to his, her or its satisfaction; and (iii) has had sufficient time and an opportunity to consult with his, her or its own legal advisor prior to signing this Agreement.

                  6.4 Survival. The covenants, agreements and acknowledgments made by the Stockholders in this Section 6 shall survive the termination of the Restricted Period and any termination of this Agreement.

         7. Agreements by the Company. The Company agrees for and on behalf of itself and its successors and assigns that: (i) it hereby consents to this Agreement and agrees to comply with the terms and provisions hereof; (ii) all certificates representing Class A Shares held by any Stockholder shall bear legends in substantially the form required by Section 8.1; and (iii) it shall not give effect to any Transfer of Class A Shares that is not in compliance with all of the terms and conditions stated in this Agreement without the advance written consent of the Company.



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         8.       Legends and Notices.
                  -------------------

                  8.1 Legends. The Company shall include on each certificate representing the Class A Shares held by the Stockholders (including any shares of Common Stock and other shares of capital stock of the Company hereafter acquired by any of the Stockholders) legends in substantially the form set forth on Exhibit B. Upon the termination of this Agreement pursuant to Section 9.3, the Stockholders may surrender the certificates representing their Class A Shares to the Company, and the Company shall thereupon issue new certificates to the Stockholders for an equal number of Class A Shares without such legends.

                  8.2 Notices. All notices or other forms or communication provided for herein shall be given in writing and either personally delivered or sent by registered or certified U.S. mail, return receipt requested, first-class postage prepaid, to the applicable party at the address set forth below (unless notice of a change of address is furnished to all the other parties hereto in the manner provided in this Section):

                  If to any Stockholder        The address of such
                  other than Ceres:            Stockholder last entered in
                                               the stock records of the
                                               Company.

                  If to Ceres or the Company:  17800 Royalton Road
                                               Cleveland, Ohio 44136
                                               Attn:  General Counsel

                           With a copy to:     Kohrman Jackson & Krantz P.L.L.
                                               One Cleveland Center, 20th Floor
                                               Cleveland, Ohio  44114
                                               Attention: Marc C. Krantz, Esq.

         9.       Amendment, Waiver and Termination.
                  ---------------------------------

                  9.1 Amendment. Any modification of or amendment to any provision of this Agreement must be in writing and signed by all parties hereto.

                  9.2 Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Person against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement and understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future date.

                  9.3 Termination of Agreement. This Agreement shall terminate upon the first to occur of any of the following: (i) the mutual agreement of all the parties hereto; (ii) Ceres purchases all of the outstanding Class A Shares owned by the other Stockholders; (iii) Ceres ceases to own at least 20% of the outstanding Class A and Class B Shares; or (iv) the consummation of an underwritten initial public offering of the Common Stock of the Company with gross proceeds of at least $15.0 million and a price per share of at least $2.00, as adjusted for any stock splits, recapitalizations or reorganizations.

         10.      Jurisdiction; Service of Process; Venue.
                  ----------------------------------------

                  10.1 Submission to Jurisdiction. For the purpose of any action or proceeding instituted with respect to this Agreement, each party other than the Company hereby irrevocably submits to the jurisdiction of any state or federal court having subject matter jurisdiction and located in Cleveland, Ohio.

                  10.2 Consent to Service of Process. Each party other than the Company also irrevocably consents to the service or process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to such party as provided in Section 8.2 or at such other address furnished to the other parties hereto in the manner provided in Section 8.2, and each party hereby agrees that such service, to the fullest extent permitted by law (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to such party. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to serve process in any manner permitted by law and to bring an action or proceeding in respect hereof in any country, state, county or place having jurisdiction over such action.

                  10.3 Waiver of Objections to Venue. Each party other than the Company also hereby irrevocably waives, to the fullest extent permitted by law, any objection that such party may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in Cleveland, Ohio and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

         11.      General Provisions.
                  ------------------

                  11.1 Assignment. No party hereto may assign any of such party's rights or obligations hereunder without the prior written consent of the Company; provided that the rights and obligations of the Company hereunder may be assigned or transferred by operation of law.

                  11.2 Benefit and Burden. This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against (i) each of the Stockholders and their respective heirs, beneficiaries, estates, guardians, executors, administrators, substitutes, legal representatives, successors and permitted assigns, as the case may be, and (ii) the Company and its successors and permitted assigns. For purposes of this Agreement, each Stockholder shall be conclusively deemed to own all Shares owned, directly or indirectly, by such Stockholder and such Stockholder's heirs, beneficiaries, estate, guardians, executors, administrators, legal representatives, successors and permitted assigns and transferees, as the case may be.

                  11.3 No Third Party Beneficiaries. Except as otherwise provided in Section

11.2, nothing in this Agreement is intended nor will it be construed to give any Person any right, remedy or claim under or in respect of this Agreement or any provisions hereof; provided that the Company shall be entitled to the benefits of the Restrictive Covenants and to the rights and remedies described in Section 6.

                  11.4 Governing Law. This Agreement shall be construed and enforced in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other state.

                  11.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  11.6 Headings; Gender. The paragraph headings used herein are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or set forth the intentions of the parties. When permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders.

                  11.7 Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the subject matter hereof, and supersedes and is intended to be an integration of any and all prior agreements or understandings, oral or written, with respect to the subject matter hereof; provided, however, that this Agreement shall not supersede or integrate the Subscription Agreements or any other agreement or instrument executed concurrently herewith and to the extent, that any Stockholder is also a party to the Founder's Online Sales Agreement, the terms of Section 5 shall be supplemented by, and be an additional obligation to, any similar provisions regarding confidentiality that may be contained in such Founder's Online Sales Agreement.

                  11.8 Execution in Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                             QQLINK.COM, INC.

                                             -----------------------------------
                                             By:
                                             Its:


                                             CERES GROUP, INC.

                                             -----------------------------------
                                             By:
                                             Its:

                    SIGNATURE PAGE TO STOCKHOLDERS'AGREEMENT

                                              ------------------------------
                                              [Name of Purchaser]

                      EXHIBIT A TO STOCKHOLDERS' AGREEMENT

                          SHARES OWNED BY STOCKHOLDERS

                                                          Shares of
Name of Stockholder                                  Class A Common Stock
-------------------                                  --------------------




         Total Shares of Class A Common Stock Outstanding

                      EXHIBIT B TO STOCKHOLDERS' AGREEMENT

                         LEGENDS FOR SHARE CERTIFICATES

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND IN RELIANCE UPON THE HOLDER'S REPRESENTATION THAT SUCH SECURITIES WERE BEING ACQUIRED FOR INVESTMENT AND NOT FOR RESALE. NO TRANSFER OF SUCH SECURITIES MAY BE MADE ON THE BOOKS OF THE CORPORATION, UNLESS ACCOMPANIED BY AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH TRANSFER MAY PROPERLY BE MADE WITHOUT REGISTRATION UNDER THE ACT OR THAT SUCH SECURITIES HAVE BEEN SO REGISTERED UNDER A REGISTRATION STATEMENT WHICH IS IN EFFECT AT THE DATE OF SUCH TRANSFER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT, DATED AS OF NOVEMBER 3, 2000, AS MAY BE AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH HAS BEEN ENTERED IN THE RECORD OF MINUTES OF THE CORPORATION. THE STOCKHOLDERS' AGREEMENT PROHIBITS ANY TRANSFER OF THE SHARES REPRESENTED HEREBY. ANY PURPORTED TRANSFER OF THE SHARES REPRESENTED HEREBY THAT IS NOT PERMITTED BY THE STOCKHOLDERS' AGREEMENT SHALL BE NULL AND VOID. A COPY OF THE STOCKHOLDERS' AGREEMENT MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES AT NO CHARGE.

                      EXHIBIT C TO STOCKHOLDERS' AGREEMENT

                        NOTICE OF CLASS A SHARE EXCHANGE

Ceres Group, Inc.
17800 Royalton Road
Cleveland, Ohio 44136

Attention: General Counsel

         Pursuant to Section 2 of QQLink.com, Inc.'s (the "Company") Stockholders' Agreement (the "Agreement"), the undersigned hereby exercises his, her or its Put Option, as defined in Section 2.1 of the Agreement, with respect to all shares of Class A Common Stock of the Company ("Class A Common Stock") owned by the undersigned as of the date the Agreement was executed, for a number of fully paid and nonassessable shares of Ceres Group, Inc. common stock, par value $0.001 per share, as determined by the Company pursuant to the terms of the Agreement, and tenders herewith the certificate or certificates representing the shares of Class A Common Stock being exchanged.

         The registered address on the share certificate to be issued to the undersigned should be:
________________________________________________________________________________

The undersigned's social security number is: _________________________.

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Typed or Printed Name*

                                                  ------------------------------
                                                  Date

* Name should appear exactly as set forth on the stock certificate.

                      EXHIBIT D TO STOCKHOLDERS' AGREEMENT

                        NOTICE OF CLASS A SHARE PURCHASE

[Stockholder Address]

------------------

------------------

------------------

QQLink.com Stockholder:

         Pursuant to Section 3 of QQLink.com, Inc.'s (the "Company") Stockholders' Agreement (the "Agreement"), Ceres Group, Inc. ("Ceres") hereby exercises its Call Option, as defined in Section 3.1 of the Agreement, for the purchase of all shares of the Company's Class A Common Stock (the "Class A Common Stock") owned by you as of the date the Agreement was executed.

         Provided the Stockholders of the Company fail to exercise the Put Option, as defined in Section 2 of the Agreement, within 30 days of the date of this Call Notice, the fair market value of each share of Class A Common Stock shall be determined by an investment banker appointed by the Board of Directors of Ceres.

         Thereafter, Ceres shall deliver a certified official bank check or money order payable to the above Stockholder in an amount equal to the aggregate fair market value of the Class A Common Stock being purchased (the "Purchase Price"). Within three business days of receiving the Purchase Price, you are required under the Agreement to deliver to Ceres, via national courier service, the certificate or certificate(s) representing the shares of Class A Common Stock so purchased, duly endorsed by you or accompanied by appropriate power(s) executed in a form sufficient to transfer title to of the shares of Class A Common Stock to Ceres.

         Please contact ________________ at ________________ if you have any questions.

                                                  CERES GROUP, INC.

                                                  By:___________________________

                                                  Its:__________________________

                                                  Date:_________________